UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2013

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 26, 2013, Best Buy (“Best Buy” or the “registrant”) completed the sale of its 50% interest in New BBED Limited (“Best Buy Europe”) to Carphone Warehouse Group plc (“CPW”) (the “Closing”). The total purchase price of the transaction is £500 million (approximately $771 million), subject to adjustment as described below, of which:

•	£370 million (approximately $570 million) was paid in cash by CPW to Best Buy at the Closing;

•	£80 million (approximately $123 million) was paid by the issuance by CPW to Best Buy of 42,105,263 ordinary shares of CPW (the “Consideration Shares”) at the Closing;

•	£25 million (approximately $39 million), plus 2.5% interest per year, will be paid by CPW in cash on the first anniversary of the Closing; and

•	£25 million (approximately $39 million), plus 2.5% interest per year, will paid by CPW in cash on the second anniversary of the Closing.

As reported on its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2013, Best Buy, Best Buy UK Holdings LP, a wholly owned subsidiary of Best Buy, Best Buy Distributions Limited, a wholly owned subsidiary of Best Buy, CPW, and Best Buy Europe, entered into an Implementation Agreement (the “Implementation Agreement”) providing for the sale of Best Buy's 50% interest in Best Buy Europe, Best Buy's venture with CPW, to CPW.

The Consideration Shares are subject to lock-up restrictions for one year after the Closing (the “Lock-Up Period”). During the Lock-Up Period, CPW will have the ability to sell the Consideration Shares on Best Buy's behalf at or above the issue price of such shares. Any proceeds received in excess of the issue price will be distributed to CPW. If, at the end of the Lock-Up Period, the sum of the total proceeds received by Best Buy from sales of the Consideration Shares by CPW on Best Buy's behalf plus the market value of any Consideration Shares then held by Best Buy is less than £64 million (approximately $99 million), CPW will pay such deficiency to Best Buy.

In addition, at the Closing, Best Buy paid CPW £28.75 million (approximately $43.34 million) in satisfaction of outstanding obligations under existing agreements between Best Buy and CPW, including the parties' Global Connect partnership, which is now terminated, with CPW no longer holding any interest in Best Buy's mobile businesses in Mexico or China.

The foregoing summary of certain terms of the Implementation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Implementation Agreement, which is attached as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on April 30, 2013, and incorporated herein by reference.

On June 21, 2013, Best Buy filed a Current Report on Form 8-K reporting that it recast, and filed as an exhibit to such report, certain financial information included in its Transition Report on Form 10-K for the transition period from March 4, 2012 to February 2, 2013 which was filed with the SEC on March 27, 2013 to reflect the results of Best Buy Europe as discontinued operations.

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Best Buy's Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
2.1
Implementation Agreement, dated April 29, 2013, by and among Best Buy Co., Inc., Best Buy UK Holdings LP, Best Buy Distributions Limited, New BBED Limited and Carphone Warehouse Group plc (attached as Exhibit 2.1 to the registrant's Current Report on Form 8-K filed with the SEC on April 29, 2013 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: June 26, 2013	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
General Counsel

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